EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MEDCO HEALTH SOLUTIONS, INC.,

RAPTOR MERGER SUB, INC.

and

ACCREDO HEALTH, INCORPORATED

Dated as of February 22, 2005

-i-

-ii-

-iii-

Annex A	Defined Terms

Exhibit A	Persons Executing Employee Retention Agreements

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of February 22, 2005, among ACCREDO HEALTH, INCORPORATED, a Delaware corporation (the “Company”), MEDCO HEALTH SOLUTIONS, INC., a Delaware corporation (“Parent”), and RAPTOR MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub being hereinafter sometimes collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have adopted resolutions approving and declaring advisable this Agreement and the merger of the Company with and into Merger Sub upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company is entering into key employee and retention agreements with the individuals named on Exhibit A (collectively, the “Key Employee Agreements”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) the Company will be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of Merger Sub, with all its rights, privileges, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2. Closing. Unless otherwise agreed in writing by the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the first business day (the “Closing Date”) following the first business day on which all of the conditions set forth in Article VII are satisfied or waived in accordance with this Agreement (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws

of the Surviving Corporation

2.1. The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until duly amended as provided therein or by Law (as defined in Section 5.1(i)). The name of the Surviving Corporation shall be “Raptor Health, Incorporated”.

2.2. The By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until duly amended as provided therein or by Law.

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

3.2. Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of the common stock, $0.01 par value per share, of the Company (the “Shares”) issued and outstanding at the Effective Time, other than Excluded Shares (as defined below), shall be converted into and become exchangeable for (i) $22.00 in cash (the “Cash Consideration”) and (ii) 0.49107 shares (the “Conversion Number”) of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). Notwithstanding the foregoing, if the average of the per share closing prices of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the “NYSE”) composite transactions reporting system for the ten (10) trading days ending on the second-to-last trading day prior to the Closing Date (as defined in Section 6.4) (the “Average Closing Price”) is (i) greater than $50.91, then the Conversion Number shall be adjusted to be the quotient of (a) $25.00 divided by (b) the Average Closing Price, (ii) less than $38.69 but equal to or greater than $34.00 then the Conversion Number shall be adjusted to be equal to the quotient of (a) $19.00 divided by (b) the Average Closing Price, or (iii) less than $34.00 then the Conversion Number shall be adjusted to 0.55882. At the Effective Time, all Shares (other than Excluded Shares) shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) representing any of such Shares shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares pursuant to Section 4.2(e) and any dividends or other distributions with respect to shares of Parent Common Stock pursuant to Section 4.2(c).

As used in this Agreement, the following terms shall have the meanings set forth below:

“Excluded Shares” means any (i) Shares owned by (a) Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent (collectively, the “Parent Companies”) or (b) the Company or any direct or indirect wholly owned Subsidiary of the Company and, in each case described in clause (a) or (b), not held on behalf of third parties or (ii) Shares as to which the record holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares” and “Dissenting Stockholders”, respectively).

“Subsidiary” means, with respect to any Person, any entity (whether or not incorporated) of which such Person, any of its other Subsidiaries or any combination of any of the foregoing (i) owns or controls, directly or indirectly, at least a majority of the capital stock or other ownership interests that by their terms have the voting power to elect a majority of the board of directors of such entity (or, if such entity is not a corporation, of the other Persons who perform a similar function for such entity) or (ii) otherwise is entitled to elect or appoint a majority of such board of directors (or, if such entity is not a corporation, such other Persons). Without limiting the foregoing, Children’s Hemophilia Services, Texas Health Pharmaceutical Resources, Teddy Bear Home Care/Drug Therapies, Childrens Home Services, Childrens Biotech Pharmacy Services and Childrens National Hemophilia Care (collectively, the “Partnerships”) shall be deemed “Subsidiaries” of the Company solely for purposes of Sections 5.1(g), 5.1(i) and 6.1(a) (subject to the limitation contained in Section 6.1(a)) of this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

(b) Cancellation of Excluded Shares. Each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist without payment of any consideration therefor (except to the extent that such cancellation of any Excluded Shares held by Parent, the Company or any of their respective wholly owned Subsidiaries would result in U.S. federal income tax to Parent, the Company or any of such Subsidiaries, in which case such Excluded Shares shall not be considered “Excluded Shares” for any purpose under this Agreement).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of common stock of the Surviving Corporation.

(d) Adjustment of Merger Consideration. Parent and the Company agree that if the aggregate Stock Consideration excluding fractional shares for which cash is to be received pursuant to this Agreement (“Net Stock Consideration”) (based on the last closing price per share of Parent Common Stock as reported on the NYSE composite transactions reporting system prior to the Closing) is less than 40% of the aggregate Base Merger Consideration (as defined below), then the aggregate Net Stock Consideration shall be increased to equal 40% of the aggregate Base Merger Consideration and the aggregate Cash Consideration, when combined with any cash paid in respect of Dissenting Shares (computed as set forth below) and any cash deemed paid in lieu of fractional shares, shall be decreased to 60% of the aggregate Base Merger Consideration, in each case determined by reference to such closing price, and such adjustments to the aggregate Merger Consideration shall be applied pro rata to the Merger Consideration payable in respect of each Share. For purposes of this Agreement, (i) the aggregate “Base Merger Consideration” shall mean the aggregate Merger Consideration (including any cash paid in lieu of fractional shares) plus cash paid in respect of Dissenting Shares, and (ii) the cash paid in respect of Dissenting Shares shall be deemed to be the aggregate market value (based on the last closing price per share of Parent Common Stock as reported on the NYSE composite transactions reporting system prior to the Closing) of the Merger Consideration that would have been paid in respect of such Dissenting Shares if the holders thereof had not elected to exercise their appraisal rights in respect of such Dissenting Shares. For the avoidance of doubt, in no event shall the provisions of this Section 4.1(d) cause the value of the aggregate Merger Consideration (with the aggregate Stock Consideration to be valued based on the last closing price per share of Parent Common Stock as reported on the NYSE composite transactions reporting system prior to the Closing) after giving effect to this Section 4.1(d) to exceed the aggregate Merger Consideration that would be paid absent the provisions of this Section 4.1(d).

4.2. Exchange of Certificates for Shares.

(a) Exchange Fund. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent and previously approved by the Company, which approval shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Shares cash and certificates evidencing the shares of Parent Common Stock representing the Cash Consideration and Stock Consideration, respectively, to be paid in the Merger and any cash payable in lieu of fractional shares pursuant to Section 4.2(e). In addition, from and after the Effective Time, Parent will deposit with the Exchange Agent any dividends or other distributions with respect to the Parent Common Stock to be paid or to be issued pursuant to Section 4.2(c). All such cash and certificates for shares of Parent Common Stock, together with the amount of any cash payable pursuant to Section 4.2(e) in lieu of fractional shares and dividends or other distributions payable with respect thereto pursuant to Section 4.2(c), are hereinafter referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as practicable after the Effective Time, but in any event within ten (10) business days following the Effective Time, Parent shall cause the Exchange Agent to provide appropriate transmittal materials, which will be reasonably agreed upon by Parent and the Company, to holders of record of Shares as of the Effective Time advising such holders of the effectiveness of the Merger and the procedure for surrendering the Certificates to the Exchange Agent. Upon the surrender of a Certificate to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in an aggregate amount (after giving effect to any required tax withholdings) equal to the sum of (A) the Cash Consideration, (B) any cash in lieu of fractional shares and (C) any cash dividends or other distributions and (z) any other dividends or distributions, in each case that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any consideration or other property payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement, but no dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of Laws, following surrender of any such Certificate, there shall be issued and/or paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange for such Certificate, in each case without interest, (A) at the time of such surrender, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender which have not been paid or delivered and (B) at the appropriate payment date, the dividends or other distributions payable or deliverable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment or delivery date subsequent to the date of such surrender.

(ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional share of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Average Closing Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 270 days after the Effective Time shall be delivered to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of the Merger Consideration and payment of any cash, dividends and other distributions in respect thereof payable or deliverable pursuant to Section 4.1, Section 4.2(c) and Section 4.2(e) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash, dividends or other distributions in respect thereof that would have been payable or deliverable in respect thereof pursuant to this Agreement if such lost, stolen or destroyed Certificate been surrendered.

(h) Uncertificated Shares. In the case of any Shares that are not represented by Certificates, the Exchange Agent shall issue at the Effective Time Parent

Common Stock to the holders of such Shares without any action by such holders, and the parties shall make appropriate adjustments to this Section 4.2 to assure the equivalent treatment thereof.

4.3. Dissenters’ Rights. No Dissenting Stockholder shall be entitled to any Stock Consideration, Cash Consideration, cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article IV in respect of the Dissenting Shares owned by such Dissenting Stockholder unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 4.1 hereof. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, repurchase or redemption, or other similar transaction, the Merger Consideration and the Conversion Number shall be equitably adjusted.

4.5. Company Options and Other Stock-Based Awards.

(a) At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Parent Common Stock equal to product of (i) the number of Shares for which such Company Option would otherwise be exercisable but for this Section 4.5 and (ii) the sum of (a) the Conversion Number (as it may be adjusted pursuant to Section 4.1(a)) and (b) the quotient of the Cash Consideration divided by the Average Closing Price (such sum, the “Adjusted Conversion Number”) (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of the exercise price per Share of such Company Option but for this Section 4.5 divided by the Adjusted Conversion Number; provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Stock Plans to permit the amendment of the unexercised Company Options and the assumption thereof by Parent pursuant to this Section and to provide for the acceleration of all vesting requirements under all such Company Options effective as of the Effective Time. Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of this Section and the Stock Plan under which it was issued and the stock option agreement by which it is evidenced and each Stock Plan shall be amended to reflect such assumption by Parent.

(b) At or prior to the Effective Time, to effectuate the provisions of this Agreement, (i) the Company shall adopt appropriate amendments to the Stock Plans and Company Benefit Plans and (ii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock. At or prior to the Effective Time, Parent shall have filed with the Securities and Exchange Commission (the “SEC”) and caused to become effective a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to such interests or Parent Common Stock, and to maintain the effectiveness of such registration statements (and to maintain the current status of the prospectus or prospectuses contained therein) for so long as the relevant Stock Plans remain in effect.

(c) The Company shall take all actions with respect to the Company Employee Stock Purchase Plan (the “ESPP”), including, if appropriate, amending the terms of the ESPP, that are necessary to (i) cause the ending date of the Offering Period (as such term is defined in the ESPP) under the ESPP that is in effect as of the date of this Agreement to occur on or before the last trading day prior to the Effective Time, if the Effective Time is prior to the end of such Purchase Period, (ii) cause all then-existing offerings under the ESPP to terminate immediately following the purchase on the earlier of the last trading day prior to the Effective Time or the ending date of the Purchase Period that is in effect as of the date of this Agreement (such earlier date, the “Final Purchase Date”), (iii) suspend all future offerings that would otherwise commence under the ESPP following the Final Purchase Date and (iv) cease all further payroll deductions under the ESPP effective as of the Final Purchase Date. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP, which shares shall be treated in the manner described in Section 4.1.

(d) Without limiting the foregoing, the Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, rights, awards or arrangements that would entitle any Person, other than Parent or Merger Sub, to beneficially own shares of the Surviving Corporation or Parent or to receive any payments (other than as set forth in this Section) in respect of such options, rights, awards or arrangements.

4.6. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Shares in respect of such deduction.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the disclosure letter (subject to Section 9.13(c) of this Agreement) delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as set forth in the Company Reports (as defined in Section 5.1(e)) filed on or after July 1, 2004 and prior to the date hereof (excluding any disclosures included in any such Company Report that are predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, would not reasonably be expected to result in a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the certificate of incorporation and by-laws (or other comparable governing instruments) of the Company and each of its Subsidiaries, each as amended to the date of this Agreement, and each certificate of incorporation or by-laws (or other comparable governing instruments) so delivered is in full force and effect.

As used in this Agreement, the term “Company Material Adverse Effect” means an effect that (i) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent, materially delay or materially impair the ability of the Company to consummate the Merger; provided, that in determining whether a Company Material Adverse Effect has occurred there shall be excluded any effect to the extent attributable to or resulting from (A) any change in Laws, regulations or applicable interpretations of Laws or regulations, (B) any change in U.S. generally accepted accounting principles (“GAAP”) generally, (C) the effects of the actions required or expressly contemplated by this Agreement or that are taken with the prior informed consent of Parent in contemplation of the transactions contemplated by this Agreement or that are not taken because such actions are prohibited by this Agreement, (D) the announcement or pendency of this Agreement or any of the transactions contemplated by this Agreement, (E) the failure to meet internal or analysts’ expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph) and (F) any change in the Company’s stock price (it being understood, however, that the underlying circumstances giving rise to such change may be taken into account unless otherwise excluded pursuant to this paragraph).

(b) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 Shares, of which 48,960,309 Shares were outstanding as of the close of business on February 17, 2005, and 5,000,000 shares of Preferred Stock, $1.00 par value per share (the “Preferred Shares”), of which no shares were outstanding as of the close of business on February 17, 2005, and no Shares or Preferred Shares have been issued from such time to and including the date of this Agreement (other than pursuant to the exercise of Company Options (as defined below) issued prior to such time). All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of February 17, 2005, there were 7,740,823 Shares reserved for issuance pursuant to the Company’s Amended and Restated Stock Option and Restricted Stock Purchase Plan, 1999 Long-Term Incentive Plan, 2002 Long-Term Incentive Plan and the ESPP (collectively, the “Stock Plans”) and Shares reserved for issuance pursuant to the Stockholder Protection Rights Agreement, dated as of April 17, 2003, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”). Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase Shares under the Stock Plans (each a “Company Option”) including, in each case, the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities or interests of each of the Company’s Subsidiaries held by the Company or a Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the

Company, free and clear of any lien, pledge, security interest, claim or other encumbrance (collectively, “Liens”). Except as set forth above and pursuant to the Rights Agreement, as of the date of this Agreement, there are no preemptive rights or other outstanding options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries (“Rights”), and no securities or obligations evidencing Rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company does not own, directly or indirectly, any voting interest that would require a filing by Parent or any “Affiliate” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares (the “Company Requisite Vote”). This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company has unanimously adopted resolutions (a) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby (the “Board Approval”) and (b) recommending that the holders of Shares adopt this Agreement (the “Board Recommendation”). The Board of Directors of the Company has received the opinion of its financial advisors, Raymond James & Associates, to the effect that the Merger Consideration to be received by the holders of the Shares (other than Excluded Shares) in the Merger is fair to such holders from a financial point of view.

(d) Governmental Filings; No Violations; Certain Contracts, Etc. (i) Other than the filings or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, (C) required to be made with the Nasdaq National Market System (“Nasdaq”) and (D) set forth on Section 5.1(d)(i) of the Company Disclosure Letter, no material notices, reports, applications or other filings are required to be made by the Company with, nor are any material consents, registrations, approvals, permits, clearances or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (a “Contract”) binding upon the Company or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Company Material Contracts (as defined in Section 5.1(q)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(e) Company Reports; Financial Statements. (i) The Company has made available to the Parent each registration statement, report, form, proxy or information statement or other document filed or furnished by the Company or any of its Subsidiaries with or to the SEC since June 30, 2004 (the “Company Audit Date”), including (i) the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and (ii) the Company’s Quarterly Reports on Form 10-Q for the periods ended September 30 and December 31, 2004, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively with each other, any such registration statements, reports, forms, proxy or information statements or other documents so filed or furnished subsequent to the date of this Agreement and any amendments to any of the foregoing, the “Company Reports”). The Company and its Subsidiaries have filed or furnished, as applicable, with or to the SEC all registration statements, reports, forms, proxy or information statements and other documents required to be so filed or furnished by them pursuant to applicable securities statutes, regulations, policies and rules since the Company Audit Date. Each of the Company Reports, at the time first filed with or furnished to the SEC, complied or will comply (as applicable) in all material respects with the applicable requirements of the Securities Act and Exchange

Act and the rules and regulations thereunder. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “SOX Act”), and, to the extent applicable, the internal control report and attestation of the Company’s outside auditors required by Section 404 of the SOX Act.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects or, in the case of Company Reports filed or furnished after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of its date and each of the consolidated statements of income, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects or, in the case of Company Reports filed or furnished after the date hereof, will fairly present in all material respects the income, stockholders’ equity and cash flows, respectively, of the Company and its consolidated subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect and as permitted by Form 10-Q).

(iii) The Company is in compliance in all material respects with the applicable provisions of the SOX Act and the applicable listing and corporate governance rules and regulations of Nasdaq.

(iv) The Company and its Subsidiaries have designed and maintain disclosure controls and procedures (as defined in Rules 13a-15 or 15d-15 under the Exchange Act) and, to the extent required by Law, internal controls over financial reporting (as defined in Rules 13a-15 or 15d-15 under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities and, to the extent required by Law, the Company’s management evaluates, with the participation of the Company’s principal executive and principal financial officers, or Person performing similar functions, the effectiveness of such disclosure controls and procedures to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (1) any identified significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (2) any identified fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available or delivered to Parent a summary of any such disclosure made by management since January 1, 2002. Since the Company Audit Date, any material change in internal control over financial reporting required to be disclosed in any Company Report has been so disclosed.

(v) Since the Company Audit Date, (a) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material written complaint, allegation or claim regarding the accounting practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls alleging that the Company or any of its Subsidiaries has engaged in inappropriate accounting practices and (b) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has made a report of the nature required by 17 CFR Part 205 to the Board of Directors of the Company or any committee thereof or, to the knowledge of the officers of the Company, to any director or officer of the Company.

As used in this Agreement, the term “knowledge of the Company” and any other phrase of similar import means, with respect to any matter in question, the actual knowledge of any of the Persons named in Section 5.1(e) of the Company Disclosure Letter.

(f) Absence of Certain Changes. Since the Company Audit Date, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses. Since the Company Audit Date and on or prior to the date of this Agreement, there has not been any event, occurrence, discovery or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. Since the Company Audit Date and on or prior to the date of this Agreement, there has not been, except as contemplated by this Agreement:

(i) any merger or consolidation of, or adoption of a plan of liquidation by, the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company that are not obligors or guarantors of third-party indebtedness;

(ii) any acquisition by the Company or any of its Subsidiaries of any (A) assets from any other Person having an aggregate value in excess of $2,000,000 other than the purchase of prescription drugs or devices for resale in the ordinary course of business consistent with past practice or (B) business from any other Person having a value in excess of $2,000,000;

(iii) any creation or incurrence of any material Liens (other than (A) any Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (B) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (C) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and (D) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that would not, in any case, reasonably be expected to detract materially from the value of the property subject thereto (any of the foregoing a “Permitted Lien”)) on any assets used in the businesses of the Company and its Subsidiaries having an aggregate value in excess of $1,000,000;

(iv) any making of any material loan, advance or capital contribution to, or investment in, any Person by the Company or any of its Subsidiaries other than (A) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company and (B) loans, advances or capital contributions to, or investments in, any other Person in an amount not in excess of $500,000 in the aggregate;

(v) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or any combination thereof) with respect to any shares of capital stock of the Company or any of its Subsidiaries, except for (A) dividends or distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and (B) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries, directly or indirectly, of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(vi) any incurrence of indebtedness for borrowed money or issuance of any guarantee of indebtedness of another Person by the Company or any of its Subsidiaries, or issuance or sale of any debt securities or rights to acquire any debt security of the Company or any of its Subsidiaries, in each case other than borrowings under existing facilities and refinancings on commercially reasonable terms and other than incurrences, issuances or sales involving an aggregate principal amount or guaranteed amount not in excess of $1,000,000;

(vii) any issuance of Rights, Shares or other equity securities of the Company except pursuant to the Company Stock Plans;

(viii) any material change with respect to accounting policies or procedures or tax elections by the Company or any of its Subsidiaries, except for any such change required by changes in GAAP or by Law;

(ix) any increase in the compensation payable or to become payable to the directors or officers of the Company or any of its Subsidiaries other than in the ordinary course of business or as required by Contract, or any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or group of employees, except to the extent required by Law or pursuant to the terms of this Agreement or the consummation of the transactions contemplated by this Agreement;

(x) any sale, lease, license or other disposition of any assets of the Company or its Subsidiaries, except for (A) obsolete assets and (B) sales, leases, non-exclusive licenses or other dispositions of assets in the ordinary course of business or for a purchase price not in excess of, or with a fair market value not in excess of, $1,000,000 in any single transaction or series of related transactions; or

(xi) any agreement to do any of the foregoing.

(g) Litigation and Liabilities. (i) There are no civil, criminal or administrative actions, suits, claims, hearings, litigations, arbitrations, investigations or other proceedings pending (in each of the foregoing cases, of which the Company or any of its Subsidiaries or Affiliates has been given written notice) or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or Affiliates (A) by, before or with the Department of Health and Human Services (“HHS”), the Drug Enforcement Agency (the “DEA”), state Medicaid agencies and applicable state licensing agencies, in each case that, individually or in the aggregate, are, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (B) by, before or with any other Governmental Entity or (C) by or with any other Person, except, in the case of clauses (B) and (C), for any such matters that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Company Material Adverse Effect. None of the Company or any of its Subsidiaries or Affiliates is a party to, or subject to the provisions of, any material judgment, order, writ, injunction, decree or award of any Governmental Entity.

(ii) There are no liabilities or obligations of the Company or any Subsidiary of the Company, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, other than those:

(A) reflected or reserved against on the consolidated balance sheet of the Company or readily apparent in the notes thereto, in each case included in the Company’s quarterly report on Form 10-Q for the period ended December 31, 2004 (but only to the extent so reflected or readily apparent);

(B) incurred in the ordinary course of business since December 31, 2004;

(C) required to be performed after the date of this Agreement pursuant to the terms of Contracts or by Law; or

(D) that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, Company stock based, incentive and bonus plans (the “Company Benefit Plans”) are listed in Section 5.1(h)(i) of the Company Disclosure Letter, and each Company Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Company Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent.

(ii) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). All Company Benefit Plans are in substantial compliance with ERISA, the Code and other Laws. Each Company Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries sponsors a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company Benefit Plan. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or would reasonably be expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 (b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(iv) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have, to the extent required by GAAP, been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Company Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year.

(vi) As of the date hereof, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Company Benefit Plans. Except for obligations arising under Section 4980B of the Code or similar state Laws, neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vii) Except for actions taken after the date of this Agreement and prior to the Effective Time pursuant to the terms of this Agreement, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(viii) Substantially all of the employees of the Company and its Subsidiaries have executed the Company’s National Restrictive Covenant and Confidentiality Agreement, the form of which has been provided to Parent.

(i) Compliance with Laws and Regulations; Permits. (i) Other than with respect to the Laws described in Section 5.1(i)(ii) (which are addressed separately by such Section), the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in material violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (any of the foregoing, a “Law”, and, collectively, “Law” or “Laws”). To the knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures for them to continue to comply with such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. Each of the Company and each of its Subsidiaries has obtained and are in substantial compliance with all material governmental licenses, permits, certificates, approvals and authorizations (“Permits”) required or necessary for the conduct of its business and the use of its properties and assets as presently conducted and used, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that any such Permit is subject to any material adverse action.

(ii) Each of the Company and each of its Subsidiaries is in compliance with (A) all applicable statutes, rules and regulations of the Medicare and Medicaid programs; (B) any and all state Laws relating to health care fraud and abuse; (C) any and all state Laws relating to Medicaid or any other state health care or health insurance programs; (D) any and all federal or state Laws relating to billing or claims for reimbursement submitted to any third party payor; (E) any and all other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (F) any and all federal and state Laws relating to privacy or confidentiality of health records or personal health information, except for any such failures to be in compliance with any of the matters described in the foregoing clauses (A) through (F) that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or that would reasonably be expected to result in the imposition of criminal penalties or exclusion from the Medicare or Medicaid Program.

(iii) To the knowledge of the Company, neither the Company nor any of its Subsidiaries (A) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act) or (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance.

(j) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Shares, the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(k) Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws (as defined below); (ii) no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in a manner that is or would reasonably be expected to require any action pursuant to any Environmental Law, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability (as defined below); (iii) to the knowledge of the Company, the Company and its Subsidiaries have no information that any property formerly owned, leased or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold, or operation; (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the

Company, any prior owner or operator has incurred in the past or is now subject to any Environmental Liabilities; (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance or any environmental, health or safety matter; (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any Environmental Liability; and (viii) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company, its Subsidiaries or their current or former properties or operations.

As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Environmental Liability” means (i) any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are related to environment, health or safety issues and includes, without limitation: (A) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental, health or safety matters; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental, health or safety matters; and (C) responsibility for any cleanup costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures.

As used herein, the term “Hazardous Substance” means any substance that could pose a risk of harm to human health or the environment or is otherwise regulated pursuant to any Environmental Law including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, biological agent, medical waste, asbestos, lead paint, polychlorinated biphenyls (or PCBs), radon gas, mold and mycotoxins.

(l) Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor do the officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) Taxes. Each of the Company and each of its Subsidiaries (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to collect or withhold from amounts owing to or payable from any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that would reasonably be expected to have a Company Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns (including all schedules and attachments thereto) filed by the Company and its Subsidiaries for each of its fiscal years ended June 30, 2004, June 30, 2003, June 30, 2002 and June 30, 2001. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or other Taxes that accrued on or before June 30, 2001 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries has been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. For any transaction in which the Company or any of its Subsidiaries entered into an agreement to treat a stock purchase as an asset purchase for United States federal income tax purposes, a valid election under Section 338 of the Code was timely filed with the U.S. Internal Revenue Service. None of the Company or any of its Subsidiaries has engaged in any transactions that are the same as, or substantially similar to, any transaction which is a “reportable transaction” for purposes of Treasury Regulation §1.6011-4(b) (including without limitation any transaction which the Internal Revenue Service has determined to be a “listed transaction” for purposes of Treasury Regulation §1.6011-4(b)(2)).

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and any other taxes, duties, escheat payments or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel any of them to bargain with any labor union or other labor organization nor has there been since January 1, 2000 or is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(o) Insurance. All material property, fire and casualty, general liability, managed care liability, employment practices liability, fiduciary liability, product liability, directors and officers liability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(p) Intellectual Property. (i) The Company and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all (A) trademarks, service marks, brand names, assumed names, fictitious names, trade names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress and other indicia of origin and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) published and unpublished works of authorship, whether copyrightable or not, including without limitation computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, restorations and reversions, and registrations and applications therefor; (D) confidential and/or proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (E) all other intellectual property and proprietary rights ((A) through (E) collectively, “IP Rights”) that are used in the business of the Company and its Subsidiaries as currently conducted, except for any failures to own, be licensed or possess such rights that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(ii) Except as for any such matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect:

(A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, including the consummation of the Merger, in violation of any agreements concerning IP Rights to which the Company and/or any of its Subsidiaries are a party, including without limitation agreements granting the Company and/or any of its Subsidiaries rights to use the IP Rights, non-assertion agreements, settlement agreements, agreements granting rights to use Company IP Rights (as defined below), trademark coexistence agreements and trademark consent agreements;

(B) no lawsuit with respect to (I) the IP Rights owned by the Company or any of its Subsidiaries (collectively, the “Company IP Rights”); or (II) to the knowledge of the Company, any IP Rights owned by any other Person, including, but not limited to, such IP Rights that are licensed or otherwise made available exclusively to the Company or any of its Subsidiaries (the “Third-Party IP Rights”), is currently pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person;

(C) to the knowledge of the Company, all Company IP Rights and Third-Party IP Rights are valid and enforceable;

(D) the Company has taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by the Company, and to the Company’s knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid non-disclosure and/or license agreements; and

(E) the Company’s information technology and information services assets (including software, hardware and middleware) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business. To the knowledge of the Company, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recover technology consistent with industry practices. To the knowledge of the Company, none of the IT Assets contains any shareware, open source code, or other software whose use requires disclosure or licensing of IP Rights.

(q) Contracts and Commitments.

(i) Section 5.1(q)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list of the following Contracts (including every written amendment, modification or supplement thereto that is binding on the Company or any of its Subsidiaries) to which the Company or a Company Subsidiary is a party or by which any of their assets are bound:

(A) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(B) the largest Contracts that collectively represented 80% of the amounts received by the Company and its Subsidiaries, taken as a whole, as rebates or administrative fees from pharmaceutical manufacturers during the Company’s fiscal year ended June 30, 2004;

(C) any Contract (other than Contracts described in (B) above without regard to the percentage limitation contained therein) to provide services to pharmaceutical manufacturers that represented revenues in excess of $5,000,000 during the Company’s fiscal year ended June 30, 2004;

(D) any Contract (other than a Contract described in one of the other provisions of this Section 5.1(q)(i) without regard to any percentage or numerical limitation contained therein or any Contract with a pharmaceutical manufacturer) that involved annual expenditures during the Company’s fiscal year ended June 30, 2004 by the Company or any of its Subsidiaries in excess of $2,000,000 and that is not otherwise cancelable by the Company or such Subsidiary without any financial or other penalty on 180-days’ or less notice;

(E) to the extent not otherwise disclosed in any other provision of this Section 5.1(q) the largest Contracts that collectively represented 80% of annual revenue during the Company’s fiscal year ended June 30, 2004;

(F) any Contract that contains any express material restriction on the ability of the Company or any of its Subsidiaries to compete or to provide any products or services generally or in any market segment or any geographic area or that would obligate the Company or any of its Subsidiaries or Affiliates to provide its services or products to a counterparty on terms at least as favorable to such counterparty as, or otherwise by comparison to, those which are offered to any other counterparty;

(G) any Contract or arrangement (other than between or among the Company or any direct or indirect wholly owned Subsidiaries of the Company) under which the Company or any of its Subsidiaries has (I) incurred any indebtedness for borrowed money that is currently outstanding or (II) given any guarantee in respect of indebtedness for borrowed money, in each case having an aggregate principal amount in excess of $1,000,000; and

(H) any Contract or license pursuant to which the Company obtains any IP Rights to intellectual property that are necessary for the marketing, distribution or sale of any of its products or pursuant to which the Company has granted exclusive rights to any Company IP Rights.

(ii) For purposes of this Agreement, each Contract described in the foregoing clauses (i) (A) through (H) is, individually, a “Company Material Contract” and such Contracts are collectively the “Company Material Contracts”.

(iii) Except as set forth in Section 5.1(q)(iii) of the Company Disclosure Letter, the Company has delivered or made available true, correct and complete copies of all such Contracts, arrangements and commitments to counsel to Parent.

(iv) Except as set forth in Section 5.1(q)(iv) of the Company Disclosure Letter, the Company Material Contracts are valid, binding and enforceable in accordance with their respective terms with respect to the Company and its Subsidiaries and, to the knowledge of the Company, with respect to each other party to any of such Company Material Contracts, except as such validity, binding nature and enforceability may be limited by the Bankruptcy and Equity Exception, and there are no existing material defaults or breaches by the Company or any of its Subsidiaries under any Company Material Contract (or events or conditions which, with notice or lapse of time or both, would constitute such a material default or breach) and, to the knowledge of the Company, there are no material defaults or breaches (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) by any other party to any Company Material Contract. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written communications from any party to a Company Material Contract or on behalf of any such party that such party intends to cancel, terminate or fail to renew such Company Material Contract.

(r) Rights Agreement. The Company has taken all necessary action (including amending or terminating the Rights Agreement) so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement will not result in any Person becoming able to exercise any Rights (as defined in the Rights Agreement) pursuant to the Rights Agreement or enabling or requiring the Rights to be separated from the Shares to which they are attached or to be triggered or to become exercisable. Immediately prior to the Effective Time, neither the Company nor Parent nor any of their respective Subsidiaries will have any obligations pursuant to the Rights Agreement or with respect to the Rights and the holders of the Rights will have no rights pursuant to the Rights Agreement or with respect to the Rights.

(s) Key Employee Agreements. Each of the Key Employee Agreements has been duly authorized, executed and delivered by the Company.

(t) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Raymond James & Associates as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter (subject to Section 9.13(c) of this Agreement) delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as set forth in the Parent Reports (as defined in Section 5.2(f)) filed on or after December 28, 2003 and prior to the date hereof (excluding any disclosures included in any such Parent Report that are predictive or forward-looking in nature), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, would not reasonably be expected to result in a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of each of Parent and Merger Sub, each as amended to the date of this Agreement, and each such certificate of incorporation and by-laws so delivered is in full force and effect.

As used in this Agreement, the term “Parent Material Adverse Effect” means an effect that (i) is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) would prevent, materially delay or materially impair the ability of Parent to consummate the Merger; provided, that in determining whether a Parent Material Adverse Effect has occurred there shall be excluded any effect to the extent attributable to or resulting from (A) any change in Laws, regulations or applicable interpretations of Laws or regulations, (B) any change in GAAP generally, (C) the effects of the actions required or expressly contemplated by this Agreement or that are taken with the prior informed consent of the Company in contemplation of the transactions contemplated by this Agreement or that are not taken because such actions are prohibited by this Agreement, (D) the announcement or pendency of this Agreement or any of the transactions contemplated by this Agreement, (E) the failure to meet internal or analysts’ expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph) and (F) any change in Parent’s stock price (it being understood, however, that the underlying circumstances giving rise to such change may be taken into account unless otherwise excluded pursuant to this paragraph).

(b) Capital Structure of Parent. The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock, of which 274,883,337 shares were outstanding as of the close of business on February 17, 2005, and 10,000,000 preferred shares, par value $0.01 per share (the “Parent Preferred Shares”), of which no shares were outstanding as of the close of business on February 17, 2005, and no shares of Parent Common Stock or Parent Preferred Shares have been issued pursuant to the Parent Stock Plans (as defined below) from such time to and including the date of this Agreement (other than pursuant to the exercise of options issued prior to such time). All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Parent has no shares of Parent Common Stock or Parent Preferred Shares reserved for issuance, except that, as of December 25, 2004, there were 50,352,306 shares of Parent Common Stock reserved for issuance pursuant to employee or director benefit plans of Parent and its Subsidiaries (the “Parent Stock Plans”). As of the date of this Agreement, no additional shares of Parent Common Stock have been reserved for issuance pursuant to the Parent Stock Plans. Except as set forth above, as of the date of this Agreement, there are no preemptive rights or other outstanding options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind that obligate Parent to issue or sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. All shares of Parent Common Stock to be issued in the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized and validly issued, fully paid and nonassessable and free and clear of all Liens.

(c) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(d) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(e) Governmental Filings; No Violations. (i) Other than the filings or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act and (C) required to be made with the NYSE, no material notices, reports, applications or other filings are required to be made by Parent or Merger Sub with, nor are any material consents, registrations, approvals, permits, clearances or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any material Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of such material Contracts, except, in the case of clause (B) or (C) above, for breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

(f) Parent Reports; Financial Statements. (i) Parent has made available to the Company each registration statement, report, form, proxy or information statement or other document filed or furnished by it with or to the SEC since December 27, 2003 (the “Parent Audit Date”), including (i) Parent’s Annual Report on Form 10-K for the year ended December 27, 2003 and (ii) Parent’s Quarterly Reports on Form 10-Q for the periods ended March 27, June 26 and September 25, 2004, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively with each other, any such registration statements, reports, forms, proxy or information statements or other documents so filed or furnished subsequent to the date of this Agreement and any amendments to any of the foregoing, the “Parent Reports”). Parent and its Subsidiaries have filed or furnished, as applicable, with or to the SEC all registration statements, reports, forms, proxy or information statements and other documents required to be so filed or furnished by them pursuant to applicable securities statutes, regulations, policies and rules since the Parent Audit Date. Each of the Parent Reports, at the time first filed with or furnished to the SEC, complied or will comply (as applicable) in all material respects with the applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder. As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Parent Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the SOX Act, and the internal control report and attestation of Parent’s outside auditors required by Section 404 of the SOX Act.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects or, in the case of Parent Reports filed or furnished after the date of this Agreement, will fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of its date and each of the condensed consolidated statements of income, stockholders’ equity and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects or, in the case of Parent Reports filed or furnished after the date hereof, will fairly present in all material respects the income, stockholders’ equity and cash flows, respectively, of Parent and its consolidated subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect and as permitted by Form 10-Q).

(iii) Parent is in compliance in all material respects with the applicable provisions of the SOX Act and the applicable listing and corporate governance rules and regulations of the NYSE.

(iv) Parent and its Subsidiaries have designed and maintain disclosure controls and procedures (as defined in Rules 13a-15 or 15d-15 under the Exchange Act) and internal controls over financial reporting (as defined in Rules 13a-15 or 15d-15 under the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the management of Parent by others within those entities and Parent’s management evaluates, with the participation of Parent’s principal executive and principal financial officers, or Person performing similar functions, the effectiveness of such disclosure controls and procedures to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of the Board of Directors of Parent (1) any identified significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (2) any identified fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has made available or delivered to the Company a summary of any such disclosure made by management since January 1, 2002. Since the Parent Audit Date, any material change in internal control over financial reporting required to be disclosed in any Parent Report has been so disclosed.

(v) Since the Parent Audit Date, (a) to the knowledge of Parent, neither Parent nor any of its Subsidiaries nor any director of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material written complaint, allegation or claim regarding the accounting practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, alleging that Parent or any of its Subsidiaries has engaged in inappropriate accounting practices and (b) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has made a report of the nature required by 17 CFR Part 205 to the Board of Directors of Parent or any committee thereof or, to the knowledge of Parent, to any director or officer of Parent.

As used in this Agreement, the term “knowledge of Parent” and any other phrase of similar import means, with respect to any matter in question, the actual knowledge of any of the Persons named in Section 5.2(f) of the Parent Disclosure Letter.

(g) Litigation and Liabilities. (i) There are no civil, criminal or administrative actions, suits, claims, hearings, litigations, arbitrations, investigations or other proceedings pending (in each of the foregoing cases, of which Parent or any of its Subsidiaries or Affiliates has been given written notice) or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or Affiliates (A) by, before or with HHS, the DEA, state Medicaid agencies and applicable state licensing agencies, in each case that, individually or in the aggregate, are, or would reasonably be expected to be, material to Parent and its Subsidiaries, taken as a whole, (B) by, before or with any other Governmental Entity or (C) by or with any other Person, except, in the case of clauses (B) and (C), for any such matters that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries or Affiliates is a party to, or subject to the provisions of, any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(ii) There are no liabilities or obligations of Parent or any Subsidiary of Parent, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, other than those:

(A) reflected or reserved against on the consolidated balance sheet of Parent or readily apparent in the notes thereto, in each case included in Parent’s quarterly report on Form 10-Q for the period ended September 25, 2004 (but only to the extent so reflected or readily apparent);

(B) incurred in the ordinary course of business since September 25, 2004;

(C) required to be performed after the date of this Agreement pursuant to the terms of Contracts or by Law; or

(D) that, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

(h) Compliance with Laws. The businesses of each of Parent and each of its Subsidiaries has not been, and is not being, conducted in material violation of any Laws. To the knowledge of Parent, no material change is required in Parent’s or any of its Subsidiaries’ processes, properties or procedures for them to continue to comply with such Laws, and Parent has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. Each of Parent and each of its Subsidiaries has obtained and is in substantial compliance with all material Permits required or necessary for the conduct of its businesses and the use of its properties and assets as presently conducted and used, and neither Parent nor any of its Subsidiaries has received written notice from any Governmental Entity that any such Permit is subject to any material adverse action.

(i) Absence of Changes. Since the Parent Audit Date, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses. Since the Parent Audit Date and on or prior to the date of this Agreement, there has not been any event, occurrence, discovery or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(j) Taxes. Each of Parent and each of its Subsidiaries (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are shown as due on such filed Tax Returns or that Parent or any of its Subsidiaries is obligated to collect or withhold from amounts owing to or payable from any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the knowledge of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of Parent, any unresolved questions or claims concerning Parent’s or any of its Subsidiaries’ Tax liability that are reasonably expected to have a Parent Material Adverse Effect and are not disclosed or provided for in the Parent Reports. Neither Parent nor any of its Subsidiaries has any liability with respect to income, franchise or other Taxes that accrued on or before December 29, 2001 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Parent Reports filed on or prior to the date of this Agreement. None of Parent or any of its Subsidiaries has engaged in any transactions that are the same as, or substantially similar to, any transaction which is a “reportable transaction” for purposes of Treasury Regulation §1.6011-4(b) (including without limitation any transaction which the IRS has determined to be a “listed transaction” for purposes of Treasury Regulation §1.6011-4(b)(2).

(k) Ownership of Company Shares. Neither Parent nor any of its Affiliates is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.

(l) Available Funds. Parent has or will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1. Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that from the date of this Agreement until the Effective Time, unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement or as required by Law or Contracts existing as of the date of this Agreement, the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, the Company and its Subsidiaries shall use reasonable best efforts, when in the best interests of the Company and its Subsidiaries, to preserve their business organizations intact and maintain their existing relations and goodwill with Governmental Entities with jurisdiction over health-care related matters, customers, manufacturers (which shall not include the payment of additional money or concessions other than pursuant to existing contractual terms), suppliers, distributors, creditors, lessors and employees and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as otherwise expressly contemplated by this Agreement or as required by Contracts existing as of the date of this Agreement, (ii) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (iii) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or by laws or other applicable governing instruments or amend any term of the Shares, other than in furtherance of this Agreement;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company that are not obligors or guarantors of third-party indebtedness, or adopt a plan of liquidation;

(iii) except as set forth in Section 6.1(a)(xi), acquire assets outside of the ordinary course of business from any other Person with an aggregate value or purchase price in excess of $750,000, other than capital expenditures within the Company’s capital expenditure budget as set forth in Section 6.1(a)(xi) of the Company Disclosure Letter;

(iv) enter into any material line of business other than the line of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement or, except for the products set forth in Section 6.1(a)(iv) of the Company Disclosure Letter, distribute products other than the products that the Company and its Subsidiaries are currently distributing as of the date of this Agreement;

(v) other than the issuance of Shares (i) pursuant to the ESPP as contemplated by Section 4.5 or (ii) pursuant to Company Options granted prior to the date of this Agreement or as contemplated by Section 6.1(a)(xix), issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any Rights;

(vi) other than in the ordinary course of business, create or incur any Lien (other than Permitted Liens) material to the Company or any of its Subsidiaries on any assets used in the businesses of the Company or any of its Subsidiaries having a value in excess of $500,000;

(vii) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $500,000 in the aggregate;

(viii) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of any Subsidiary, except for dividends or distributions by any direct or indirect wholly owned Subsidiaries of the Company and pro rata dividends or distributions payable to holders of interests in non-wholly owned Subsidiaries;

(ix) reclassify, split (including a reverse split), recapitalize, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or Rights;

(x) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) in the ordinary course of business not to exceed $500,000 in the aggregate or indebtedness for borrowed money incurred under existing credit facilities, (B) refinancings on commercially reasonable terms or (C) guarantees by the Company of indebtedness of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of indebtedness of the Company;

(xi) except as set forth in Section 6.1(a)(xi) of the Company Disclosure Letter, make or authorize any capital expenditure in excess of $750,000;

(xii) other than in the ordinary course of business, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement (other than as permitted elsewhere in this Section 6.1(a));

(xiii) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or except as the Company, based upon the advice of its independent auditors after consultation with Parent, determines in good faith is advisable to conform to best accounting practices;

(xiv) except as set forth in Section 6.1(a)(xiv) of the Company Disclosure Letter, provide an indemnity in respect of any pending or threatened civil, criminal or administrative actions, suits, claims, litigations, arbitrations, investigations or other proceedings for an amount to be paid by the Company or any of its Subsidiaries in excess of, or that would reasonably be expected to be in excess of, $250,000 or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries, or indemnify any Person other than pursuant to a contractual obligation to do so;

(xv) enter into any consent decree, enter a guilty or nolo contendre plea, settle any civil, criminal or administration actions, suits, claims, litigations, arbitrations, investigations or other proceedings for an amount in excess of $1,000,000 or enter into any settlement that would reasonably be expected to change in any material respect the Company’s or any of its Subsidiaries’ current methods of operations;

(xvi) other than in the ordinary course of business, (A) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Material Contract (other than as permitted elsewhere in this Section 6.1(a)) or (B) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $500,000;

(xvii) except as required by Law, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or settle or compromise any material tax liability;

(xviii) sell, lease, license or otherwise dispose of any material assets of the Company or its Subsidiaries except in the ordinary course of business or obsolete assets;

(xix) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Company Benefit Plans, except new hire grants committed to in writing prior to the date of this Agreement in the ordinary and usual course of business; or

(xx) increase the salary, wage, bonus or other compensation payable or to become payable to the directors, officers or employees of the Company or any of its Subsidiaries, except in the ordinary and usual course of business; or

(xxi) agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 6.1(a), to the extent they relate to the Partnerships, the Company’s obligations in this Section 6.1(a) shall be limited to taking such steps, such as the exercise of any veto rights, that are within the control of the Company and its Subsidiaries (other than the Partnerships).

(b) From the date of this Agreement until the Effective Time, except (i) as otherwise expressly required by this Agreement or other Contract existing on the date of this Agreement, (ii) as the Company may approve in writing (such approval not to be unreasonably withheld or delayed) or (iii) as set forth in Section 6.1(b) of the Parent Disclosure Letter, Parent will not, and will not permit its Subsidiaries to:

(i) adopt or propose any material change in Parent’s certificate of incorporation or by laws or amend any term of the shares of Parent Common Stock;

(ii) enter into any agreement with respect to, or consummate, any acquisition by Parent or its Subsidiaries of any Person or assets, the consummation of which would require the filing of a current report on Form 8-K pursuant to Item 2.01 thereof with the SEC and which would reasonably be expected to materially hinder or delay the transactions contemplated by this Agreement;

(iii) other than the issuance of shares of Parent Common Stock issued for fair value in arm’s length transactions and other than the issuance of shares in the ordinary course of business consistent with past practices pursuant to Parent employee benefit plans, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Parent or any its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of such capital stock or such convertible or exchangeable securities;

(iv) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on any shares of Parent Common Stock or on any shares of capital stock of any Subsidiary, other than (A) by wholly owned Subsidiaries and pro rata dividends or distributions payable to holders of interests in non-wholly owned Subsidiaries and (B) Parent’s regular quarterly dividend, including any increases thereof, at record and payment dates consistent with past practices;

(v) reclassify, split (including a reverse split), recapitalize, subdivide or repurchase, redeem or otherwise acquire at prices above fair market value, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock; or

(vi) agree or commit to do any of the foregoing.

6.2. Acquisition Proposals. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees, agents and representatives (any such Persons, including any investment banker, attorney or accountant, a “Representative”) shall knowingly initiate, solicit, encourage or facilitate any inquiries or the making or implementation of any proposal or offer by any Person (other than Parent or Merger Sub) with respect to (1) a merger, consolidation, share exchange, reorganization or other business combination transaction involving the Company, (2) any acquisition of any equity or other ownership interests in the Company representing, in the aggregate, 15% or more of the total voting power or economic interest of all of the outstanding equity in the Company or any equity or other ownership interests in any of the Company’s Subsidiaries having a fair market value equal to 15% or more of the market value of the outstanding Shares (based on the last closing price for such Shares prior to the date of this Agreement) or (3) any acquisition of assets of the Company or any of its Subsidiaries representing 15% or more of the total assets of the Company and its Subsidiaries, taken as a whole (any such inquiry, proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives shall provide any confidential or non-public information or data to, or engage or participate in any discussions or negotiations with, any Person relating to an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with its disclosure obligations under

Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal (but if any disclosure made to effect such compliance has the substantive effect of withdrawing, or modifying or qualifying in any manner adverse to Parent, the Board Recommendation or Board Approval (each, a “Change In Recommendation”), Parent shall have the right to terminate this Agreement pursuant to clause (a) of Section 8.4) and (ii) at any time prior to, but not after, the time this Agreement is adopted by the Company Requisite Vote, (A) providing confidential or non-public information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal (assuming, for this purpose only, that all references to “15%” in the definition of such term were changed to “40%”) which did not result from a knowing breach of this Section 6.2 (a “Qualifying Acquisition Proposal”); (B) discussing (but not negotiating) the material terms of a Qualifying Acquisition Proposal with the Person who made it to the extent (but only to the extent) necessary to understand and clarify it sufficiently to be able to make a determination as to whether it is a Superior Proposal (as defined below); (C) engaging or participating in any discussions other than those set forth in the preceding clause (B) or any negotiations with any Person who has made a Qualifying Acquisition Proposal; or (D) approving or recommending to the holders of Shares a Qualifying Acquisition Proposal (or agreeing to take any such action), if and only to the extent that, (1) prior to taking any action described in clause (A), (B), (C) or (D) above, after consulting with outside legal counsel the Board of Directors of the Company determines in good faith that it must take such action in order to comply with its fiduciary duties under Law; (2) prior to taking any action described in clause (A) or (C) above, the Company and the other Person referred to in such clauses execute and deliver a written confidentiality agreement on terms not materially less favorable to the Company than those contained in the Confidentiality Agreement (as defined in Section 9.8); (3) prior to taking any action described in clause (C) or (D) above, after consulting with its financial advisors and outside counsel the Board of Directors of the Company determines in good faith that the Qualifying Acquisition Proposal referred to in clauses (C) or (D) (x) is more favorable from a financial point of view to the Company’s stockholders than the Merger taking into account any Revised Terms (as defined below) offered by Parent before such action is taken and all other factors deemed to be relevant by the Board of Directors (including but not limited to the time likely to be required to consummate such Qualifying Acquisition Proposal) and (y) is reasonably likely to be consummated taking into account all legal, financial, regulatory and other factors deemed relevant in the good faith judgment of such Board (any such Qualifying Proposal as to which such Board makes such determination as to clauses (x) and (y) above, a “Superior Proposal”); and (4) prior to taking any action described in clause (C) or (D) above, the Company shall have provided written notice to Parent of the Company’s or its Board of Director’s intention to take such action, at least five days shall have elapsed since the date on which Parent received such notice and the Company shall have complied with the provisions of Section 6.2(c) in all material respects. Notwithstanding anything herein to the contrary, once the Company has given the first five days’ notice to Parent pursuant to any provision of this Section 6.2 or Section 6.4, any further notice pursuant to this Section 6.2 or Section 6.4 shall require two business days’ notice (such applicable notice period, the “Notice Period”), other than the 24-hour notice in Section 6.2(c).

(b) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an acquisition or other business combination transaction with the Company to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 6.2.

(c) The Company agrees that it will notify Parent as promptly as practicable (and, in any event, within 24 hours) after it receives any bona fide Acquisition Proposal indicating, in connection with such notice, the name of such Person and the material terms and conditions of such Acquisition Proposal and thereafter shall keep Parent promptly informed as to any material changes to such Acquisition Proposal. The Company also agrees to provide or make available any due diligence information to Parent that it is providing or making available to another Person pursuant to this Section 6.2 at the same time it provides it or makes it available to such other Person (unless it has previously been provided or made available to Parent). The Company agrees that during the Notice Periods described in subclause (4) of clause (ii) of the proviso in Section 6.2(a) and in Section 6.4, the Company shall negotiate in good faith with Parent with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Any such revisions which Parent offers to make which, if accepted by the Company, would be legally binding on the parties to this Agreement are referred to herein as “Revised Terms”. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and Section 6.4, including the notice and Notice Periods referred to herein and therein (but, for the avoidance of doubt, shall require a two business day notice period rather than five days).

6.3. Information Supplied. Each of the Company and Parent agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the shares of Parent Common Stock in the Merger (including the prospectus and proxy statement (the “Prospectus/Proxy Statement”) constituting a part thereof) (the “S-4 Registration Statement”) and any amendment or supplement thereto will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting (as defined in Section 6.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder and the Company will cause all portions of the Prospectus/Proxy Statements related to the Company to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

6.4. Stockholders Meeting. The Company will take, in accordance with Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective, and in any event will use its reasonable best efforts (i) to convene the Stockholders Meeting not later than 120 days after the date of this Agreement (or, if later, not more than 60 days after effectiveness of the S-4 Registration Statement), (ii) to consider and vote upon the adoption of this Agreement and (iii) to cause such vote to be taken and completed (collectively, the “Stockholder Meeting Covenant”). The Board of Directors of the Company shall not make a Change In Recommendation unless (i) the Company shall have provided written notice to Parent that the Board of Directors of the Company intends to take such action, the Notice Period shall have elapsed since the date on which Parent received such notice (it being understood that the Notice Period in this circumstance shall be shortened by the minimum amount necessary for the Company or its Board of Directors to comply with any applicable time periods under Sections 14d-9 and 14e-2 of the Exchange Act, to the extent relevant) and the Company shall have complied in all material respects with the applicable provisions of Section 6.2(c), (ii) the Board of Directors of the Company shall have determined in good faith, after consulting with its outside legal counsel and financial advisors and taking into account any Revised Terms, that it must take such action in order to comply with its fiduciary duties under Law and (iii) if the Change In Recommendation is being made primarily as a result of an Acquisition Proposal, such Acquisition Proposal is a Superior Proposal. Unless and until the Board Recommendation has been withdrawn as permitted by this Agreement, the Board Approval and Board Recommendation shall be included in the Prospectus/Proxy Statement and the Board of Directors of the Company shall take all lawful action to solicit the adoption of this Agreement by the holders of Shares by the Company Requisite Vote. The Company shall submit this Agreement to the holders of Shares for adoption by them at the Stockholders Meeting (and shall use its reasonable best efforts to do so within the time period prescribed herein) whether or not the Board of Directors makes a Change In Recommendation after the date of this Agreement.

6.5. Filings; Other Actions; Notification. (a) Parent and the Company shall promptly after the date of this Agreement prepare and Parent shall file with the SEC the S-4 Registration Statement as promptly as practicable thereafter. Parent shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall promptly thereafter mail the Prospectus/Proxy Statement to the holders of Shares. Parent and the Company shall timely and properly make all necessary filings with respect to the

Merger under the Securities Laws, including filings required under SEC Rules 165, 425 and 14a-12. Parent shall promptly notify the Company of the receipt of all comments of the SEC with respect to the S-4 Registration Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide the Company copies of all correspondence between Parent and/or any of its Representatives and the SEC with respect to the S-4 Registration Statement. Parent and the Company shall each use reasonable best efforts to promptly provide responses to the SEC with respect to all comments received regarding the S-4 Registration Statement from the SEC. Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the S-4 Registration Statement or for additional information.

(b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 10 business days after the date of this Agreement the notification and required form under the HSR Act, provided, however, that the failure to file within 10 business days will not constitute a breach of this Agreement) and to obtain prior to the Closing all material consents, registrations, approvals, permits and authorizations necessary to be obtained from any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Without limitation of the foregoing, neither Parent nor the Company shall take any action that would reasonably be expected to materially adversely affect the ability of any party to perform its covenants and obligations under this Agreement, materially delay the Effective Time or materially hinder consummation of the Merger. Without limitation of the foregoing, each of Parent, Merger Sub and the Company agrees to use its best efforts, and to take any and all steps necessary, to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States governmental antitrust authority or any other party, so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as practicable, and in no event later than the Termination Date, including, if the applicable waiting period under the HSR Act shall not have previously expired or been terminated, proposing and negotiating, committing to and effecting at the Effective Time, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of such of the assets, properties or businesses to be acquired by Parent pursuant to this Agreement, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any of the transactions contemplated by this Agreement or in the event that any Governmental Entity shall otherwise object to any of the transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall cooperate with each other and use best efforts to: (i) vigorously defend, contest and resist any such proceeding, claim, suit or action instituted by a private party; and (ii) have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Nothing in this Section 6.5 shall require, or be construed to require, (i) Parent to sell, divest or dispose of, or to take or to refrain from taking any action or to agree to any restriction which, in either case, in the sole judgment of Parent, is adverse to Parent with respect to, any assets, properties or businesses of Parent or any of its Subsidiaries, or to cause any of its Subsidiaries to do or agree to do any of the foregoing, or (ii) the Surviving Corporation or the Company to sell, divest or dispose of all or substantially all of the assets or operations of the Company and its Subsidiaries, taken as a whole. Subject to Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the S-4 Registration Statement). To the extent permitted by Law, each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include Representatives of Parent and the Company. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) To the extent permitted by Law, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Subject to Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition of which any of its officers has knowledge that is reasonably expected to result in a Company Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Parent shall give prompt notice to the Company of any change, fact or condition of which any of its officers has knowledge that is reasonably expected to result in a Parent Material Adverse Effect or of any failure of any condition to the Company’s obligations to effect the Merger.

(e) Parent shall use its best efforts to obtain the ruling or opinion of legal counsel referred to in Section 4.02(d)(i) and (ii), respectively, of the Tax Responsibility Allocation Agreement between Merck & Co., Inc. (“Merck”) and Parent, dated as of August 12, 2003 or to otherwise obtain the consent of Merck to the Merger and the other transactions contemplated by this Agreement, to the extent required under such agreement.

6.6. Taxation. Subject to Section 6.2, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.7. Access. Subject to Law, upon reasonable notice, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other’s Representatives (including, for this purpose, environmental consultants) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub, and provided, further, that the foregoing shall not require the Company or Parent (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or Parent, as the case may be, or any of its Subsidiaries. All requests for information made pursuant to this Section 6.7 shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

6.8. Stock Exchange Listing and De-listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to be no longer quoted on the Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.9. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.10. Employee Benefits. (a) Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2007, the employees of the Company and its Subsidiaries will continue to be provided with benefits under employee benefit plans listed in Section 6.10(a) of the Company Disclosure Letter that are no less favorable in the aggregate than (i) those currently provided by the Company and its Subsidiaries to such employees or (ii) those provided to comparably situated employees of Parent. For purposes of eligibility, vesting and benefit level, but not benefit accrual, Parent shall, and shall cause the Company to, grant employees of the Surviving Corporation and its Subsidiaries credit for all service with the Company and its Subsidiaries prior to the Effective Time to the extent such service was recognized by the Company and its Subsidiaries. Nothing herein shall preclude Parent (x) from terminating any Company Benefit Plan or (y) from limiting participation in such plans by highly compensated employees to the extent necessary to comply with applicable discrimination requirements of the Code. Parent shall, and shall cause the Surviving Corporation to, honor paid time off obligations accrued by employees of the Company and its Subsidiaries prior to the Effective Time, but only to the extent such obligations are reported as a liability on the Company’s balance sheet as of the Effective Time.

(b) Parent shall, and shall cause the Surviving Corporation to, honor the Company’s bonus program currently in place for the fiscal year ending June 30, 2005 to the extent bonuses are due and owing under that program after the Effective Time. The bonus program will be based on targets previously established by the Company’s Board of Directors up to the maximum available, but not to exceed the amount accrued in accordance with GAAP at June 30, 2005, as approved by Parent’s Controller and outside auditor. For the partial performance year ending December 31, 2005, Parent shall cause the Surviving Corporation to provide pro rated bonus opportunities consistent with the Company’s bonus program and based on performance during such partial year; provided, however, that bonus payments for such partial year shall not exceed the amount accrued by the Company in respect of such partial year, such accrual to be reviewed and approved by Parent’s Controller and outside auditor. For this pro rated bonus, eligibility and bonus opportunity will be set consistent with the Company’s past practice. For calendar year 2006, Parent shall cause the Company to maintain a bonus program for its employees that provides for eligibility and bonus opportunities that are consistent with the Company’s past practice.

(c) Following the Effective Time, Parent shall make a 2005 annual stock option grant to employees of the Company and its Subsidiaries consistent with the Company’s historical annual grant practices. For 2006, Parent shall provide an annual stock option grant from the share pool available under the Stock Plan assumed by Parent pursuant to Section 4.5 to eligible employees of the Company and its Subsidiaries (determined based on the Company’s historic grant practice) using the value of awards made to similarly situated Parent employees determined as if Parent awards were made exclusively in stock options. For performance years beginning on or after January 1, 2006, annual stock option grants to employees of the Company and its Subsidiaries shall be made at the time Parent makes annual awards to its employees; provided, however, that any grant made in 2006 shall be pro rated to take into account any such award made by Parent in 2005. In addition, Parent and the Company agree that the Company may make binding commitments for new hire and promotion grants of options to purchase Parent Common Stock from the date of this Agreement through the Effective Time conditional upon the closing of the Merger without violating this Agreement, provided such grants are consistent with past practice and the Company’s new hire and promotion guidelines as set forth on Section 6.10(c) of the Company Disclosure Letter, and contain terms and conditions and are in an amount agreed to by Parent in advance. Such grants shall be made only after the Effective Time and shall be made at the time of, and on the same terms and conditions as, the 2005 annual grants described in this Section 6.10(c). Parent shall not be obligated to honor any promised awards that have not been approved in advance or that exceed the above guidelines. The approval referred to in this Section 6.10(c) may be made by the Parent’s Chief Executive Officer, Chief Operating Officer or Senior Vice President, Human Resources.

(d) Following the Effective Time through the earlier of December 31, 2007 or the date on which there are no shares remaining for issuance under the ESPP, and subject to any requirement to obtain stockholder approval of the ESPP, employees of the Company and its Subsidiaries shall be eligible to participate in the ESPP to purchase shares of Parent Common Stock to the same extent that they were entitled to participate in the ESPP prior to the Effective Time. If the Parent amends its employee stock purchase plan to increase the shares available for purchase under such plan or adopts a new employee stock purchase plan, in each case that is submitted to stockholders for approval, Parent shall either (i) provide that employees of the Surviving Corporation and its Subsidiaries are eligible to participate in such plan, subject to the terms and conditions applicable to Parent’s employees, or (ii) adopt a separate plan for employees of the Surviving Corporation and its Subsidiaries with terms and conditions no less favorable than those applicable to Parent’s employees.

(e) Following the Effective Time, Parent shall cause the Company and its Subsidiaries to provide 2005 merit salary adjustments to their employees consistent with the historical practices of the Company and its Subsidiaries. For performance years beginning on or after January 1, 2006, annual merit increases shall be made at the time Parent provides annual merit increases to its employees; provided, however, that any merit increase in 2006 shall be pro rated to take into account any such increase made by the Company or its Subsidiaries in 2005.

(f) Following the Effective Time through December 31, 2006, Parent shall adopt and maintain or cause the Surviving Corporation to maintain for the benefit of employees of the Surviving Corporation and its Subsidiaries the Company’s Executive Deferred Compensation Plan; provided, however, that this obligation shall not extend to any additional matching contribution for senior executives except to the extent provided in a Key Employee Agreement.

(g) The Company agrees to cooperate with Parent to obtain waivers of existing employment agreements that do not have a specific term with, and to obtain confidentiality agreements and covenants against competition and solicitation from, certain key employees identified by Parent.

6.11. Expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the printing and mailing of the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

6.12. Indemnification; Directors’ and Officers’ Insurance. (a) Parent agrees that, from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each current and former director and officer of the Company or any of its Subsidiaries and any of its or their predecessors (in each case, for acts or failures to act in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under its certificate of incorporation or by-laws as in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation also shall advance expenses as incurred to the fullest extent permitted under Law, provided, however, that the Person to whom expenses are advanced provides an undertaking as required by Delaware Law).

(b) Parent and the Surviving Corporation agree that all rights to indemnification and all limitations on liability existing in favor of the directors and officers of the Company as provided in the certificate of incorporation and by-laws (or other comparable governing instruments) of the Company and its Subsidiaries as in effect on the date of this Agreement or in any indemnification agreement with such Persons in existence on the date of this Agreement that has been disclosed in Company Reports filed prior to the date of this Agreement shall remain in full force and effect, and Parent shall cause such rights to indemnification and limitations on liability to be honored by such entities or their respective successors, without any amendment thereto; provided that nothing in this Section 6.12(b) shall be deemed to preclude the liquidation, consolidation or merger of the Surviving Corporation, subject to paragraph (e) below.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof (it being understood that the Surviving Corporation has received notice of the matters set forth in Section 6.12(c) of the Company Disclosure Letter). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation does not elect to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall be obligated to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, further, that the fewest number of counsel necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of Parent or the Surviving Corporation; provided, however, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by Law.

(d) The Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date of this Agreement, which is set forth on Section 6.12 of the Company Disclosure Letter (the “Current Premium”); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its reasonable best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium (such 200% amount, the “Maximum Annual Premium”). In addition, the Company may purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed six times the Maximum Annual Premium. If such “tail” prepaid policy has been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policy in full force and effect, for its full term, and continue to honor their respective obligations thereunder, and all other obligations under this Section 6.12(d) shall terminate.

(e) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

(f) The Indemnified Parties to whom this Section 6.12 applies shall be third party beneficiaries of this Section 6.12. The provisions of this Section 6.12 are intended to be for the benefit of and shall be enforceable by each Indemnified Party and his or her heirs and representatives.

(g) Parent hereby unconditionally guarantees all of the Surviving Corporation’s obligations that may arise pursuant to this Section 6.12 from and after the Effective Time.

6.13. Takeover Statute. If any Takeover Statute is or may become applicable to the Shares, the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Shares, the Merger or such other transactions, as applicable.

6.14. Key Employee Agreements. The Company shall not agree to amend or terminate any of the Key Employee Agreements without the prior written approval of Parent.

6.15. Financing. Parent shall take all actions necessary to ensure that is has available to it, at the Effective Time, all funds necessary for the payment of the Merger Consideration and all funds necessary to satisfy all of its and the Surviving Corporation’s obligations under Article IV of this Agreement. Further, Parent will give prompt notice to the Company (and subsequently keep the Company informed on a current basis) upon its becoming aware of any developments that are reasonably likely to cause or constitute a breach of Section 5.2(l) or the foregoing sentence of this Section 6.14 (and in any event within 48 hours of the time Parent becomes aware of such development).

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote (“Stockholder Approval”).

(b) NYSE Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) other than the filing provided for in Section 1.3, all notices, reports, applications and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement and the consummation of the Merger by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except, in the case of clause (ii), (A) those consents set forth in Section 5.1(d) of the Company Disclosure Letter or (B) any failures to obtain such consents that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, order, writ, injunction, decree or award (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect and enjoins or prohibits consummation of the Merger.

(e) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened and, in each case, be continuing.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d)(ii)(A), 5.1(j), 5.1(s) and 5.1(t) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) any failure of any of the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, to be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) shall not have had, or reasonably be expected to have, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company as to the matters set forth in clauses (i) and (ii) of this Section 7.2(a).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of Chief Financial Officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. The Company and Parent (on behalf of itself and Merger Sub) shall execute and deliver to Sullivan & Cromwell LLP customary representation letters at such time or times as reasonably requested by Sullivan & Cromwell LLP in connection with its delivery of the opinion referred to in this Section 7.2(c).

(d) No Debarment or Exclusion. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that shall have become final and non-appealable for the debarment or exclusion of the Company or any of its Subsidiaries under Medicare or any Medicaid program.

(e) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, discovery or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e)(ii)(A) and 5.2(l) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) any failure of any of the other representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein), individually or in the aggregate, to be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), shall not have had, or reasonably be expected to have, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or Chief Financial Officer of Parent as to the matters set forth in clauses (i) and (ii) of this Section 7.3(a).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or Chief Financial Officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received the opinion of Alston & Bird LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. The Company and Parent (on behalf of itself and Merger Sub) shall execute and deliver to Alston & Bird LLP customary representation letters at such time or times as reasonably requested by Alston & Bird LLP in connection with its delivery of the opinion referred to in this Section 7.3(c).

(d) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, discovery or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Stockholder Approval, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by November 30, 2005 (the “Termination Date”), (b) a vote on the adoption of this Agreement by the stockholders of the Company shall have been taken and completed at the Stockholders Meeting or at any adjournment or postponement thereof and the Company Requisite Vote shall not have been obtained or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company if (a) prior to the Stockholder Approval, the Board of Directors of the Company shall have approved a Superior Proposal in accordance in all material respects with the requirements of Section 6.2 and authorized the Company to enter into a binding written agreement providing for such Superior Proposal and the Company shall have paid to Parent the Termination Fee in accordance with Section 8.5(a) or (b) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that would cause the condition in Section 7.3(a) or 7.3(b), as the case may be, not to be satisfied (assuming any such subsequent date was the Closing Date) and such breach or failure to be true and correct is not curable or, if curable, is not cured with 30 days after the Company shall have given written notice thereof to Parent.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the

Board of Directors of Parent if (a) prior to Stockholder Approval, the Board of Directors of the Company shall have made, or agreed to make, a Change In Recommendation, (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that would cause the condition in Section 7.2(a) or 7.2(b), as the case may be, not to be satisfied (assuming any such subsequent date was the Closing Date) and such breach or failure to be true or correct is not curable or, if curable, is not cured within 30 days after Parent shall have given written notice thereof to the Company, (c) the Company shall have breached the Stockholder Meeting Covenant or (d) to the knowledge of the Company or any member of its Board of Directors and with the acquiescence or approval of any of its directors or any of the Persons listed in Section 5.1(e) of the Company Disclosure Letter, the Company shall have breached, prior the Stockholder Approval, any of its obligations under Section 6.2 of this Agreement in any respect that is materially adverse to Parent’s interests under this Agreement.

8.5. Effect of Termination and Abandonment. (a) In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers or other Representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement prior to such termination.

(b) In the event that (i) a bona fide Acquisition Proposal (assuming, for this purpose only, that all references to “15%” in the definition of such term were changed to “40%”) (a “Covered Proposal”)) shall have been made to the Company or any of its Subsidiaries and its existence shall have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.2(a) (where the only condition not satisfied or waived is the one set forth in Section 7.1(a)) or Section 8.2(b) (and such Covered Proposal or publicly announced intention shall not have been withdrawn at the time of the Stockholders Meeting) or (B) by Parent pursuant to Section 8.4(a) or Section 8.4(c), (ii) this Agreement is terminated by Parent pursuant to Section 8.4(d) or by the Company pursuant to Section 8.3(a), then the Company shall promptly, but in no event later than the date of termination (in the case of a termination pursuant to 8.3(a)) or two business days after the date of such termination (in the other cases specified in this Section 8.5(b)), pay Parent a termination fee of $60 million (the “Termination Fee”) and (if in the case of a termination pursuant to clause (i) of this paragraph (b), there shall be no condition contained in Article VII of this Agreement that, as of the time of such termination, shall not have been satisfied as a result of a breach of this Agreement by Parent) shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the documented out-of-pocket expenses, including those of the Exchange Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $15 million, in each case payable by wire transfer of same day funds; provided, however, that (1) no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) and (2) no payment of expenses incurred by Parent or Merger Sub shall be payable as a result of the termination of this Agreement by either Parent or the Company pursuant to Section 8.2(a), in each case, unless and until the Company consummates, or enters into a definitive agreement providing for, any Covered Proposal with any Person (other than Parent or its Affiliates) within 12 months after the date on which this Agreement is so terminated. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee, charges or expenses to which reference is made in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee and/or out-of-pocket expenses become payable and are paid by the Company pursuant to this Section 8.5(b), the Termination Fee and out-of-pocket expenses shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.6 (Taxation), 6.8 (Stock Exchange Listing and De-listing), 6.10 (Employee Benefits), 6.11 (Expenses) and 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the Board of Directors of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Law.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6. Specific Performance; Exclusive Remedies. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof. Accordingly, the Parties shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to seek and obtain temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

9.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent or Merger Sub

Medco Health Solutions, Inc.,

100 Parsons Pond Drive,

Franklin Lakes, New Jersey 07417.

Attention: David S. Machlowitz, Esq.,

Senior Vice President,

General Counsel & Secretary,

fax: (201) 269-1005

(with a copy to Benjamin F. Stapleton, III, Esq.

and Duncan McCurrach, Esq.,

Sullivan & Cromwell LLP,

125 Broad Street, New York, NY 10004,

fax: (212) 558-3588).

if to the Company

Accredo Health, Incorporated,

1640 Century Center Parkway,

Suite 101,

Memphis, TN 38134.

Attention: Thomas W. Bell, Jr.,

fax: (901) 385-3689

(with a copy to Steven L. Pottle, Esq.,

Alston & Bird LLP,

One Atlantic Center,

1201 West Peachtree Street,

Atlanta, Georgia 30309,

fax: (404) 881-7777).

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.8. Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated February 2, 2005, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.9. No Third Party Beneficiaries. Except as provided in Section 6.12(e), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

9.10. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each of the Company and Parent has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of the Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the Person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement, that such item is material, that such item would reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, or that such item is an admission of a violation of any Law. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect,” “Parent Material Adverse Effect” or other similar terms in this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MEDCO HEALTH SOLUTIONS, INC.

By	/s/ David B. Snow, Jr.
Name:	David B. Snow, Jr.
Title:	Chairman and Chief Executive Officer

RAPTOR MERGER SUB, INC.

By	/s/ Edward C. Fargis
Name:	Edward C. Fargis
Title:	Secretary

ACCREDO HEALTH, INCORPORATED

By	/s/ David D. Stevens
Name:	David D. Stevens
Title:	Chief Executive Officer

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(a)
Adjusted Conversion Number	4.5(a)
Agreement	Preamble
Affiliate	5.1(b)
Average Closing Price	4.1(a)
Bankruptcy and Equity Exception	5.1(c)
Base Merger Consideration	4.1(d)
Board Approval	5.1(c)(ii)
Board Recommendation	5.1(c)(ii)
By-Laws	2.2
Cash Consideration	4.1(a)
CERCLA	5.1(k)
Certificate	4.1(a)
Certificate of Incorporation	2.1
Certificate of Merger	1.3
Change In Recommendation	6.2(a)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Audit Date	5.1(e)
Company Benefit Plans	5.1(h)(i)
Company Disclosure Letter	5.1
Company ERISA Affiliate	5.1(h)(iii)
Company ERISA Plans	5.1(h)(ii)
Company IP Rights	5.1(p)(ii)(B)
Company Material Adverse Effect	5.1(a)
Company Material Contract	5.1(q)(ii)
Company Option	4.5(a)
Company Pension Plan	5.1(h)(ii)
Company Reports	5.1(e)
Company Requisite Vote	5.1(c)
Confidentiality Agreement	9.8
Constituent Corporations	Preamble
Contracts	5.1(d)(ii)
Conversion Number	4.1(a)
Costs	6.12
Covered Proposal	8.5(b)
Current Premium	6.12(d)
D&O Insurance	6.12(d)

DEA	5.1(g)(i)
DGCL	1.1
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Laws	5.1(k)
Environmental Liability	5.1(k)
ERISA	5.1(h)(i)
ESPP	4.5(c)
Exchange Act	5.1(b)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)
Final Purchase Date	4.5(c)
GAAP	5.1(a)
Governmental Consents	7.1(c)
Governmental Entity	5.1(d)
Hazardous Substance	5.1(k)
HHS	5.1(g)(i)
HSR Act	5.1(b)
Indemnified Parties	6.12(a)
IP Rights	5.1(p)
IRS	5.1(h)(ii)
Key Employee Agreements	Recitals
knowledge of the Company	5.1(e)(v)
knowledge of the Parent	5.2(f)(v)
Law or Laws	5.1(i)(i)
Liens	5.1(b)
Maximum Annual Premium	6.12(d)
Merck	6.5(e)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Nasdaq	5.1(d)
Net Stock Consideration	4.1(d)
Notice Period	6.2
NYSE	4.1(a)
Order	7.1(d)
Parent	Preamble
Parent Audit Date	5.2(f)
Parent Common Stock	4.1(a)
Parent Companies	4.1(a)
Parent Disclosure Letter	5.2

A-2

Parent Material Adverse Effect	5.2(a)
Parent Preferred Shares	5.2(b)
Parent Reports	5.2(f)
Parent Stock Plans	5.2(b)
Partnerships	4.1(a)
PBGC	5.1(h)(iii)
Permitted Lien	5.1(f)(iii)
Permits	5.1(i)
Person	4.1(a)
Preferred Shares	5.1(b)
Prospectus/Proxy Statement	6.3
Qualifying Acquisition Proposal	6.2(a)
Representative	6.2(a)
Revised Terms	6.2(c)
Rights	5.1(b)
Rights Agreement	5.1(b)
S-4 Registration Statement	6.3
SEC	4.5(b)
Securities Act	5.1(d)
Shares	4.1(a)
SOX Act	5.1(e)
Stock Consideration	4.1(a)
Stock Plans	5.1(b)
Stockholder Approval	7.1(a)
Stockholder Meeting Covenant	6.4
Stockholders Meeting	6.4
Subsidiary	4.1(a)
Superior Proposal	6.2(a)
Surviving Corporation	1.1
Takeover Statute	5.1(j)
Tax	5.1(m)
Tax Return	5.1(m)
Taxable	5.1(m)
Taxes	5.1(m)
Termination Date	8.2
Termination Fee	8.5(b)
Third-Party IP Rights	5.1(p)(ii)(B)

A-3

EXHIBIT A

(Persons Executing Employee Retention Agreements)

1. David D. Stevens

2. Joel R. Kimbrough

3. Thomas W. Bell, Jr.

4. Kyle J. Callahan

5. Steve Fitzpatrick

6. Jon Peters

7. Harry Travis

8. Susan Zasoski